Exhibit 99.1

Roundy’s, Inc. Announces Private Offering of $200 Million of Senior Secured Second Lien Notes due 2020

MILWAUKEE – December 6, 2013 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today announced that its wholly owned subsidiary, Roundy’s Supermarkets, Inc. (the “Issuer”), intends to offer, subject to market and other customary conditions, $200 million in aggregate principal amount of senior secured second lien notes due 2020 (the “Notes”) in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed, jointly and severally, by Roundy’s and certain of its existing and future domestic subsidiaries. The Notes and the related guarantees will be senior secured second lien obligations of the Issuer and the guarantors.

Roundy’s intends to use the proceeds from the offering to prepay a portion of the term loan under its first lien credit facility and to fund its previously announced purchase of 11 Chicago area Dominick’s stores from Safeway Inc. (“Safeway”) (NYSE: SWY) in a $36 million cash and lease assumption transaction and the related purchase of $10 million of net inventory. The company will also amend its first lien credit agreement to increase financial flexibility by relaxing certain covenants. The Notes offering is contingent upon the effectiveness of the amendment to the first lien credit facility. However, the portions of the amendment that provide increased financial flexibility will not become effective until closing of the Chicago stores purchase if such purchase is not consummated prior to or concurrently with closing of the Notes offering.

The Notes and the related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act and to persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering circular.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 20,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 163 retail grocery stores and 101 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s retail banners in Wisconsin, Minnesota and Illinois. Roundy’s is committed to helping the communities its stores serve through the Roundy’s Foundation. Chartered in 2003, the Roundy’s Foundation mission is to support organizations working to relieve hunger and helping families in crisis due to domestic abuse, neglect and other at-risk situations.

Forward-Looking Statements

This release contains forward-looking statements about the company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. The company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the company’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the cost of capital and our ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in the company’s periodic reports and filings with the Securities and Exchange Commission.

Investor Contact:

James J. Hyland

Vice President of Investor Relations and Corporate Communications

james.hyland@roundys.com

414-231-5811